UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 1, 2018

Mercury Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Minuteman Road, Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (978) 256-1300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

On September 28, 2018, Mercury Systems, Inc. (the “Company”) and certain of the Company’s subsidiaries, as guarantors, entered into an Amendment No. 3 (“Amendment No. 3”) to the Company’s Credit Agreement dated May 2, 2016 (the Credit Agreement, as amended to date, the “Amended Credit Agreement”) with a syndicate of commercial banks and Bank of America, N.A acting as the administrative agent. Amendment No. 3 provides for an increase in the Company’s existing revolving credit facility to a $750 million revolving credit facility, extends the maturity and reduces the interest rate applicable to loans under the credit facility. The Company had $240 million in outstanding borrowings both prior to and following the closing of Amendment No. 3.

Maturity

The Amended Credit Agreement has a five year maturity and will mature on September 28, 2023.

Interest Rates and Fees

Borrowings under the Amended Credit Agreement bear interest, at the Company’s option, at floating rates tied to LIBOR or the prime rate plus an applicable percentage. The interest rate applicable to outstanding loans has initially been set at LIBOR plus 1.25% and in future fiscal quarters will be established pursuant to a pricing grid based on the Company’s total net leverage ratio.

In addition to interest on the aggregate outstanding principal amounts of any borrowings, the Company will also pay a quarterly commitment fee on the unutilized commitments under the revolving credit facility, which fee has initially been set at 0.25% per annum and in future fiscal quarters will be established pursuant to a pricing grid based on the Company’s total net leverage ratio. The Company will also pay customary letter of credit and agency fees.

Covenants and Events of Default

The Amended Credit Agreement provides for customary negative covenants, including, among other things and subject to certain significant exceptions, restrictions on the incurrence of debt or guarantees, the creation of liens, the making of certain investments, loans and acquisitions, mergers and dissolutions, the sale of assets including capital stock of subsidiaries, the payment of dividends, the repayment or amending of junior debt, altering the business conducted, engaging in transactions with affiliates and entering into agreements limiting subsidiary dividends and distributions. The Amended Credit Agreement also requires the Company to comply with certain financial covenants, including a quarterly minimum consolidated cash interest charge ratio test and a quarterly maximum consolidated total net leverage ratio test.

The Amended Credit Agreement also provides for customary representations and warranties, affirmative covenants and events of default (including, among others, the failure to make required payments of principal and interest, certain insolvency events, and an event of default upon a change of control). If an event of default occurs, the lenders under the Amended Credit Agreement will be entitled to take various actions, including the termination of unutilized commitments, the acceleration of amounts outstanding under the Amended Credit Agreement and all actions permitted to be taken by a secured creditor.

Guarantees and Security

The Company’s obligations under the Amended Credit Agreement are guaranteed by certain of the Company’s material domestic wholly-owned restricted subsidiaries (the “Guarantors”). The obligations of both the Company and the Guarantors are secured by a perfected security interest in substantially all of the assets of the Company and the Guarantors, in each case, now owned or later acquired, including a pledge of all of the capital stock of substantially all of the Company’s domestic wholly-owned restricted subsidiaries and 65% of the capital stock of certain of its foreign restricted subsidiaries, subject in each case to the exclusion of certain assets and additional exceptions.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment No. 3, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 28, 2018 the Company and certain of the Company’s subsidiaries entered into an Amendment No. 3 to the Company’s Credit Agreement dated May 2, 2016 (the Credit Agreement, as amended to date, the “Amended Credit Agreement”) with a syndicate of commercial banks and Bank of America, N.A acting as the administrative agent. Reference is made to Item 1.01 of this Current Report on Form 8-K for a summary of the Amended Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 3 to Credit Agreement, dated September 28, 2018, among Mercury Systems, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 1, 2018

MERCURY SYSTEMS, INC.

By:	/s/ Michael D. Ruppert
Michael D. Ruppert
Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 3 to Credit Agreement, dated September 28, 2018, among Mercury Systems, Inc., the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent